Exhibit 99.1

SED International Elects New President and CEO

LAWRENCEVILLE, GA, October 12, 2012--SED International Holdings, Inc. (Amex: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances, housewares and personal care products, today announced the appointment of Robert G. (Bob) O’Malley as SED’s President and Chief Executive Officer and a member of the Board of Directors effective October 15, 2012. Mr. O’Malley brings more than 30 years of industry experience to his new role having previously served in executive positions with Tech Data and IBM. Mr. O’Malley replaces Jonathan Elster who has served as President and CEO since December 9, 2009.

“We welcome Bob’s experience and leadership to SED,” said Samuel A. Kidston, SED’s Chairman of the Board. “Bob’s strong experience as a public company CEO and deep industry relationships were important considerations in the Board’s recruitment process. In his role as Chief Executive, he will be responsible for returning the company to profitable growth, improving gross margins and driving improved Return on Invested Capital and shareholder value.”

“I am excited to join SED,” said Mr. O’Malley. “SED’s reputation for the past 32 years as a quality distributor backed by excellence in customer support provides a great foundation from which to grow. With the advent of cloud computing service models, the opportunity provided by converged data, voice and video, and the potential of mobile devices and applications, the vendors and customers supported by SED will find us to be a capable partner. I look forward to working with SED’s talented and dedicated team.”

Mr. O’Malley has experience in leading and transitioning companies. He has been the President and Chief Executive Officer of both Immersion, Inc., a leading provider of haptics applications, and InFocus Corp., a global manufacturer of data and video imaging products. He served as SVP, US Marketing and Product Management for TechData (Nasdaq: TECD) from 2005 to 2007 and spent 19 years with IBM in a variety of executive roles. Mr. O’Malley has also served as the Chairman of CompTIA, the IT Channel Association supporting channel solution providers, distributors and manufacturers.

Mr. O’Malley earned a bachelor’s degree in Aeronautical Engineering from the University of Minnesota and a M.B.A from the W. P. Cary School at Arizona State University.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, and small appliance products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the United States, Latin America, and Caribbean. To learn more, please visit www.SEDonline.com; or follow us on Twitter@SEDIntl.

Investor Relations Contact

Lye Dickler

CFO

SED International, Inc.

770-243-1200

ldickler@sedintl.com